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                                                                     Exhibit 5.1

                               September 3, 1999

Cirrus Logic, Inc.
3100 W. Warren Ave.
Fremont, CA  94538

     Re: Registration Statement on Form S-3
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on or about September 3, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,210,228 shares of your Common Stock (the "Shares"). We understand that the Shares are to be sold from time to time on the NASDAQ National Market at prevailing prices or as otherwise described in the Registration Statement. As legal counsel for Cirrus Logic, Inc., we have examined the proceedings taken by you in connection with the sale of the Shares.

     It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.

                                 Very truly yours,

                                 WILSON SONSINI GOODRICH & ROSATI
                                 Professional Corporation

                                 /s/ WILSON SONSINI GOODRICH & ROSATI